Exhibit 99.1

December 8, 2016 Restructuring Discussion Materials www.paragonoffshore.com Confidential – Subject to Express Non-Disclosure Agreements Provided Subject to FRE 408 for Settlement Purposes

Executive Summary • Paragon has developed a new business plan for a going concern business that aims to achieve the following goals: • Reduce cash-burn to make Paragon cash flow neutral on an operating basis in the near-term Right-size the company resulting in a smaller asset base than previously proposed, allowing the company to recapitalize with significantly lower fixed costs, much less capital and much less debt Maximize optionality and value by increasing the runway for the company until a market turnaround at no or greatly reduced cost • • www.paragonoffshore.com 2 Confidential – Subject to Express Non-Disclosure Agreements Provided Subject to FRE 408 for Settlement Purposes

confidential - Subject to Express Non-Disclosure Agreements Provided Subject to FRE 408 for Settlement Purposes

Overview of Revenue Projections Rig by rig, bottoms up revenue and utilization forecast • 2017 utilization and rates based on existing contracts and current customer conversations regarding specific work programs targeted against specific rigs 2018 and beyond build on 2017's utilization and rates More conservative approach than Downside Sensitivity • • 2017 2018 2019 Downside Sensitivity to Prior Plan New Business Plan Percent Reduction $465 291 37% $678 333 51% $834 408 51% • Key assumptions: • • Dayrates have largely bottomed as they are approaching indifference rates Consensual reorganization process Revised plan assumes average of 11 rigs working in 2017, 14 in 2018 and 16 in 2019, with limited increase in dayrates over the period • Downside Sensitivity to prior plan assumed 13 rigs working in 2017, 19 in 2018 and 21 in 2019 Rates and utilization reviewed and supported by IHS www.paragonoffshore.com 4 PLAN REVENUE COMPARISON Confidential – Subject to Express Non-Disclosure Agreements Provided Subject to FRE 408 for Settlement Purposes

Confidential – Subject to Express Non-Disclosure Agreements
Provided Subject to FRE 408 for Settlement Purposes

PARAGON OFFSHORE

Consolidated Operating Performance ($ in millions)

Paragon will be cash flow break even on an operating basis from 2017 to 2019

CONSOLIDATED OPERATING PERFORMANCE

	2017	2018	2019
Contract Drilling Revenues	$278	$319	$392
Reimbursable Revenues	13	14	16
Operating Revenues	**$291**	**$333**	**$408**
Contract Drilling Expenses	$148	$192	$213
Shorebase Costs	28	29	30
Corporate Operations	22	22	23
Reimbursable Expenses	9	10	11
G&A	37	37	38
EBITDA	**$47**	**$43**	**$93**
Cash Taxes	($4)	($3)	($13)
Capital Expenditures - Base	(30)	(41)	(49)
Start-up Capex	--	(28)	(7)
SIMPLE UNLEVERED FCF	**$13**	**($29)**	**$23**
Change in NWC	(38)	(6)	(7)
Discontinued Operations	(28)	(5)	(3)
Restructuring Expenses[(a)]	(40)	--	--
Unlevered FCF	**($93)**	**($40)**	**$13**
UFCF (excl. Non-Recurring Items)[(b)]	*$13*	*($1)*	*$30*
Cumulative UFCF	*(93)*	*(132)*	*(119)*
Post Transaction Cumulative UFCF[(c)]	*4*	*(35)*	*(47)*

Note: Does not include Prospector financing costs (approximately $25 million and $99 million of interest and principal, respectively).
(a) Assumes April 2017 emergence.
(b) Excludes discontinued operations, restructuring expenses, changes to NWC, and start-up capital expenditures.
(c) Through minimum liquidity point (August, 2019). Excludes restructuring expense. Majority of $47 million operating cash usage post-emergence would be incurred in a wind-down.

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Confidential-Subject to Express Non-Disclosure Agreements Provided Subject to FRE 408 for Settlement Purposes

Restructuring Proposal / Term Sheet • Paragon reorganizes around proposed business plan and asset configuration • • • • Priority and administrative claims, including restructuring costs shall be paid in full Company funded with $210 million of cash on emergence (subject to working capital adjustment TBD)(a) Remaining distributable cash (estimated to be $516 million) and equity distributed to creditors as described below Company to issue $100 million of new debt (the “New Debt”) - - - L + 500; interest payable quarterly 5 year maturity Prepayable at any time; other terms TBD and typical of financings of this type • • Lenders to provide Company with LC facility (terms TBD) Governance, incentive plan and other terms TBD • In exchange for their secured claims, secured lenders receive: • • Balance of encumbered cash at emergence ($216.5 million as of 11/30/16) Cash on account of their adequate protection claim - In the event that creditor groups do not reach consensual agreement regarding the amount of secured lenders’ adequate protection claim, the Company and its advisors will make a determination for plan filing purposes by 12/16/16 • $100 million New Debt • • • • Remaining distributable cash and equity distributed pro rata to secured lenders and unsecured noteholders Treatment of general unsecured claims subject to additional discussion Noble Settlement to be assumed under RSA Customary Releases similar to prior POR Note: (a) Amounts based on business plan outlined in these materials. Represents amount required at emergence after payment of all professional fees and closing costs. www.paragonoffshore.com 7 Confidential – Subject to Express Non-Disclosure Agreements Provided Subject to FRE 408 for Settlement Purposes

Confidential – Subject to Express Non-Disclosure Agreements
Provided Subject to FRE 408 for Settlement Purposes

PARAGON OFFSHORE

Cash Available for Distribution ($ in millions)

Paragon is projected to have ~$516 million of cash available for distribution at emergence (assuming for analysis emergence date at the end of April 2017)

- Estimate includes cash burn from 10/31/16 to 4/30/17, restructuring and financing costs, cash required to fund the business through its minimum liquidity point at the end of August, 2019 and minimum working capital requirements

CASH SOURCES AND USES

SOURCES		USES	
Cash on Balance Sheet (10/31)	**$922**	**Cash Used Through Emergence (4/30/17)** [(a)]	
		Operating Losses	$29
		Capital Expenditures	22
		Change in Working Capital	24
		Existing Debt Service	30
		Prospector SLB Debt Service	32
		Total	**$138**
		Cash Used for Restructuring Costs (Post 10/31/2016)	**$57**
		Cash Required for Company Post Emergence [(b)]	
		Cash Required for Operations	$47
		New Financing Costs [(c)]	17
		Prospector SLB Interest	19
		Prospector SLB Principal	73
		Minimum Working Capital	55
		Total	**$210**
		Cash Available for Distribution	**$516**
Total Sources	**$922**	**Total Uses**	**$922**

Restructuring costs assume a consensual plan process with emergence at 4/30/17

Delay in confirmation would reduce distributable cash as a result of increase in professional fees (current monthly run-rate of ~$6 million)

Note: Numbers may not sum due to rounding.
(a) Excludes restructuring fees, which are shown on a separate line. Does not include any amounts for potential employee retention programs.
(b) Cash required through minimum liquidity point. Minimum liquidity projected to occur at end of August, 2019.
(c) Assumes 2% interest on $65 million of LCs and $100 million New Debt priced at L + 500, payable quarterly. Change in new financing costs would result in adjustment to cash required for the company.

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Reconciliation of 12/8/2016 Presentation EBITDA to Net Income for GAAP Purposes ($ in millions) The following reconciles projected EBITDA to Net Income based on the assumptions provided in the 12/8/2016 presentation to restricted creditors Reconciliation of EBITDA to Net Income 2017 2018 2019 EBITDA (a) $47 $43 $93 (+) Income/(loss) from Discontinued Operations (+) Realized Gain/(Loss) & Restructuring Expenses(a) (+) Depreciation and Amortization (+) Interest Expense (+) Income Tax Expense (20) 2,206 (176) (44) (4) (3) --(131) (17) (3) (3) --(120) (16) (12) Net Income (Loss) $2,009 ($111) ($58) (a) EBITDA excludes restructuring expenses, which are included in “Realized Gain/(Loss) & Restructuring Expenses” category. www.paragonoffshore.com